Exhibit 99.1

scPharmaceuticals Receives Complete Response Letter from the FDA for FUROSCIX®

BURLINGTON, Mass., June 13, 2018 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care and reduce healthcare costs, today announced the Company received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding the 505(b)(2) application for FUROSCIX®, a treatment candidate for edema, or fluid overload, in patients with heart failure.

The CRL indicated the need for additional human factors studies, device modifications, and potentially a clinical validation study. scPharmaceuticals intends to request a meeting with the FDA to further evaluate the deficiencies raised.

“While we are disappointed with the outcome of the review, we are committed to addressing the issues of the CRL and bringing this important product to market,” commented John Tucker, president and chief executive officer of scPharmaceuticals. “Our team will continue to work closely with the FDA to determine an appropriate path forward regarding product performance, appropriate patient identification, and risk mitigation strategies that ultimately enable a timely resubmission of the FUROSCIX NDA.”

About scPharmaceuticals

scPharmaceuticals is a clinical-stage pharmaceutical company focused on developing and commercializing products that reduce healthcare costs and improve health outcomes. The Company develops products for the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit scPharmaceuticals.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding the Company’s plans to meet with the FDA to discuss the Furoscix CRL, plans to resubmit the NDA for Furoscix, the timing of the FDA review process and the Company’s expectations with regard to its discussions with the FDA are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the Company conducting human factors studies, device modifications and potentially an additional clinical validation study, the ability of our device to appropriately deliver therapy, our ability to appropriately identify patients and implement risk assessment and mitigation strategies, whether the Company will be able to address the deficiencies raised in the CRL and the receipt of regulatory approval for Furoscix, as well as other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its subsequent public filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:

Troy Ignelzi, CFO, scPharmaceuticals Inc.

781-301-7216

tignelzi@scpharma.com

Christopher F. Brinzey, Westwicke Partners

339-970-2843

chris.brinzey@westwicke.com